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                             DISTRIBUTION AGREEMENT


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                                TABLE OF CONTENTS

1.       DEFINITIONS................................................................................................   -1-
                  1.1      "AFFILIATES".............................................................................   -1-
                  1.2      "VIVUS PRIORITY COUNTRIES"or "VP COUNTRIES"..............................................   -1-
                  1.3      "FOIL POUCH PACKAGE FORM"................................................................   -2-
                  1.4      "MAA"....................................................................................   -2-
                  1.5      "MAA APPROVAL"...........................................................................   -2-
                  1.6      "MAJOR COUNTRY"..........................................................................   -2-
                  1.7      "NET SALES"..............................................................................   -2-
                  1.8      "PATENTS"................................................................................   -2-
                  1.9      "PRODUCT(S)".............................................................................   -3-
                  1.10     "SPC"....................................................................................   -3-
                  1.11     "TERRITORY"..............................................................................   -3-
                  1.12     "THIRD PARTY(IES)".......................................................................   -3-
                  1.13     "VIVUS COST OF GOODS"....................................................................   -3-
                  1.14     "VIVUS TRADEMARK"........................................................................   -3-
                  1.15     "VIVUS ALTERNATIVE TRADEMARK"............................................................   -3-
                  1.16     "FIRST COMMERCIAL SALE" .................................................................   -4-

2.       GRANT OF DISTRIBUTION RIGHTS...............................................................................   -4-
                  2.1      Appointment..............................................................................   -4-
                  2.2      No Conflict..............................................................................   -4-
                  2.3      Sales Outside TERRITORY..................................................................   -4-

3.       PAYMENTS...................................................................................................   -4-
                  3.1      Initial Payments.........................................................................   -4-
                  3.2      Transfer Price...........................................................................   -5-
                                    3.2.1   NET SALES...............................................................   -5-
                                    3.2.2   [*].....................................................................   -6-
                                    3.2.3   Obsolete Inventory......................................................   -6-
                  3.3      Discounting..............................................................................   -6-
                  3.4      Sales....................................................................................   -6-
                  3.5      Provisional Payments.....................................................................   -6-
                  3.6      Reconciliation...........................................................................   -7-
                  3.7      Payment..................................................................................   -7-
                  3.8      Taxes....................................................................................   -7-
                  3.9      U.S. Dollars.............................................................................   -7-


         4.       DEVELOPMENT.......................................................................................   -8-
                  4.1      Regulatory Steering Committee............................................................   -8-
                  4.2      Product Development......................................................................   -8-
                  4.3      Regulatory Approvals.....................................................................   -8-
                                    4.3.1   MAAs....................................................................   -8-
                                    4.3.2   Pricing/Reimbursement...................................................   -9-

                  4.4      Exchange of Information..................................................................   -9-

5.       COMMERCIALIZATION AND PROMOTION............................................................................   -9-
                  5.1      ASTRA Commercialization..................................................................   -9-
                                    5.1.1   Diligence...............................................................   -9-
                                    5.1.2   Failure to Sell.........................................................   -9-


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
                  5.2      Joint Marketing Board...................................................................   -10-
                                    5.2.1   General................................................................   -10-
                                    5.2.2   Constitution...........................................................   -10-
                                    5.2.3   Decisions..............................................................   -10-
                  5.3      Marketing Plans.........................................................................   -10-
                                    5.3.1   General................................................................   -10-
                                    5.3.2.  VIVUS Approval.........................................................   -11-
                  5.4      VIVUS Specialist Division...............................................................   -11-
                                    5.4.1   Formation..............................................................   -11-
                                    5.4.2   Operation..............................................................   -11-
                                    5.4.3   Other Products.........................................................   -12-
                                    5.4.4   VIVUS Option...........................................................   -12-
                  5.5      Co-Promotion Following Exercise.........................................................   -14-
                                    5.5.1   Country Marketing Team.................................................   -14-
                                    5.5.2   Reimbursement..........................................................   -14-
                                    5.5.3   VIVUS Promotion........................................................   -15-
                                    5.5.4   Booking Sales..........................................................   -15-
                  5.6      Training................................................................................   -15-

6.       PRODUCT SUPPLY AND DISTRIBUTION...........................................................................   -15-
                  6.1      Product Supply..........................................................................   -15-
                  6.2      Samples.................................................................................   -15-
                  6.3      Forecasts...............................................................................   -16-
                  6.4      Orders..................................................................................   -16-
                                    6.4.1   Orders.................................................................   -16-
                                    6.4.2   Form of Order..........................................................   -16-
                  6.5      Delivery................................................................................   -16-
                  6.6      Product Rejection.......................................................................   -16-
                  6.7      Suppliers...............................................................................   -17-
                  6.8      VIVUS Cost of Goods.....................................................................   -17-
                  6.9      Shortage of Supply......................................................................   -17-
                                    6.9.1   Joint Efforts..........................................................   -17-
                                    6.9.2   EU Facility............................................................   -17-
                                    6.9.3   Allocation.............................................................   -17-
                                    6.9.4   [*]....................................................................   -18-
                                    6.9.5   [*]....................................................................   -18-
                  6.10     [*].....................................................................................   -18-

7.       EXCHANGE OF INFORMATION AND CONFIDENTIALITY...............................................................   -18-
                  7.1      Clinical Data...........................................................................   -18-
                  7.2      Adverse Experiences.....................................................................   -18-
                  7.3      Nondisclosure...........................................................................   -18-
                  7.4      Disclosure to Affiliates................................................................   -19-
                  7.5      Terms of AGREEMENT......................................................................   -19-
                  7.6      Product Data............................................................................   -19-
                  7.7      Regulatory Requirements.................................................................   -20-

8.       PATENT PROSECUTION AND LITIGATION ........................................................................   -20-
                  8.1      Ownership of Inventions.................................................................   -20-
                  8.2      Maintenance of PATENTS..................................................................   -20-
                                    8.2.1   Filings................................................................   -20-
                                    8.2.2   Extensions.............................................................   -20-


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
                  8.3      Infringement by PRODUCT.................................................................   -21-
                  8.4      Third Party Infringement................................................................   -21-
                  8.5      Recovery................................................................................   -21-
                  8.6      Status of Activities....................................................................   -21-

9.       TRADEMARKS................................................................................................   -22-
                  9.1      Display.................................................................................   -22-
                  9.2      License.................................................................................   -22-
                  9.3      Registration............................................................................   -22-
                  9.4      Recordation.............................................................................   -22-
                  9.5      Approval of Promotional Materials.......................................................   -23-
                  9.6      Termination.............................................................................   -23-

10.      TERM AND TERMINATION......................................................................................   -23-
                  10.1     Expiration..............................................................................   -23-
                  10.2     Default - Events of Termination.........................................................   -23-
                                    10.2.1  Payment Obligation.....................................................   -23-
                                    10.2.2  Bankruptcy Proceedings.................................................   -23-
                  10.3     Termination by Non-Defaulting Party.....................................................   -24-
                  10.4     Material Non-Performance/Misrepresentation..............................................   -24-
                  10.5     Termination by ASTRA....................................................................   -24-
                  10.6     Material Non-Performance - Resolution/Arbitration.......................................   -25-

11.      [*].......................................................................................................   -25-
                  11.1     [*].....................................................................................   -25-
                  11.2     [*].....................................................................................   -25-

12.      RIGHTS AND DUTIES UPON TERMINATION........................................................................   -25-
                  12.1     Payment.................................................................................   -25-
                  12.2     Sale of Remaining Inventory.............................................................   -25-
                  12.3     [*].....................................................................................   -25-
                  12.4     Survival................................................................................   -26-

13.      WARRANTIES, REPRESENTATIONS, AND INDEMNIFICATIONS.........................................................   -26-
                  13.1     General Representations.................................................................   -26-
                                    13.1.1  Duly Organized.........................................................   -27-
                                    13.1.2  Due Execution..........................................................   -27-
                                    13.1.3  No Third Party Approval................................................   -27-
                                    13.1.4  Binding AGREEMENT......................................................   -27-
                                    13.1.5  Full Disclosure.  .....................................................   -27-
                  13.2     Covenants, Representations and Warranties of VIVUS as to Manufacture and
                  Supply of Product................................................................................   -28-
                                    13.2.1  Agreements.............................................................   -28-
                                    13.2.2  VIVUS Obligations......................................................   -28-
                                    13.2.3  Specifications and Manufacturing Standards.............................   -29-
                                    13.2.4  Quality of Starting Materials and Packing Materials....................   -29-
                                    13.2.5  Good Manufacturing GMP Standards/Regulatory Standards..................   -29-
                                    13.2.6  Documentation..........................................................   -30-
                                    13.2.7  ASTRA Right of Inspection..............................................   -30-
                                    13.2.8  Quality Audit..........................................................   -30-
                  13.3     Indemnification by ASTRA................................................................   -30-
                  13.4     Indemnification by VIVUS................................................................   -31-



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
14.      GENERAL PROVISIONS........................................................................................   -32-
                  14.1     Force Majeure...........................................................................   -32-
                  14.2     Governing Law and Arbitration...........................................................   -32-
                  14.3     Waiver of Breach........................................................................   -33-
                  14.4     Separability............................................................................   -33-
                  14.5     Entire Agreement........................................................................   -33-
                  14.6     Notices.................................................................................   -34-
                  14.7     Assignment..............................................................................   -34-
                  14.8     No Partnership or Joint Venture.........................................................   -35-
                  14.9     Third Party Rights......................................................................   -35-
                  14.10    Execution in Counterparts...............................................................   -36-

                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT (hereinafter "AGREEMENT"), made as of the 29th day of May, 1996 ("Effective Date"), between VIVUS International Limited, a company organized under the laws of Bermuda and having a place of business at Clarendon House, Church Street, Hamilton, Bermuda ("VIVUS") and Astra AB, a company organized under the laws of Sweden and having its registered office at S-151 85 Sodertalje Sweden, ("ASTRA").

                                    RECITALS

         A. VIVUS has developed a product for the transurethral delivery of alprostadil for the treatment of erectile dysfunction (as described below, the "PRODUCT").

         B. ASTRA desires to obtain from VIVUS certain distribution rights, and in certain cases licenses, for such PRODUCT in Europe, Central and South America, Australia and New Zealand and VIVUS is willing to grant to ASTRA such rights on the terms and conditions set forth below.

         C. VIVUS is a wholly-owned subsidiary of VIVUS, INC., a Delaware corporation ("VIVUS INC."), which has guaranteed the performance by VIVUS of this AGREEMENT.

                                    AGREEMENT

1.       DEFINITIONS

         1.1 "AFFILIATES" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such party.

         1.2 "VIVUS PRIORITY COUNTRIES"or "VP COUNTRIES" shall mean the countries of the United Kingdom, Ireland, France, Germany, Belgium, the Netherlands, Luxembourg, Austria and Switzerland.

         1.3 "FOIL POUCH PACKAGE FORM" shall mean PRODUCT in finished dosage form, including its cap, packaged into an individual foil pouch. [*]

         1.4 "MAA" shall mean a fully completed marketing authorization application (comparable to a New Drug Application filed with the U.S. FDA), including all supporting documentation and data required for such application to be accepted for review, filed by VIVUS with the requisite health regulatory authorities of any country of the TERRITORY requesting approval for commercialization of a PRODUCT for a particular indication in such country. It is understood that MAA does not include applications for pricing or reimbursement approval.

         1.5 "MAA APPROVAL" shall mean, with respect to each country of the TERRITORY for a particular PRODUCT, approval by the health regulatory authority in such country that is the counterpart of the U.S. FDA of the MAA filed in such country. It is understood that, as used herein, MAA APPROVAL does not include pricing or reimbursement approval.

         1.6 "MAJOR COUNTRY" shall mean the United Kingdom, France, Germany, Italy or Spain.

         1.7 "NET SALES" shall mean [*] Notwithstanding the foregoing, the amounts described in (a) and (b) above shall be deducted only to the extent they are stated separately on the invoice and paid by the buyer. For the purposes of this definition a "subdistributor" does not include wholesalers and resellers of PRODUCT who do not engage in any marketing or promotion of the PRODUCT. [*]

         1.8 "PATENTS" shall mean all patents and patent applications (including continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, extensions and SPCs) which are or become owned by VIVUS or VIVUS INC., or to which VIVUS or VIVUS INC. has, now or in the future, the right to grant licenses and distribution rights, which generically or specifically claim PRODUCT, a process for manufacturing PRODUCT, an intermediate used in such process or a use of PRODUCT. With respect to any such patents or applications which VIVUS or VIVUS INC. acquires or has acquired from a third party, the same shall be included within the "Patents" hereunder to the extent that VIVUS or VIVUS INC. has the right to license the same hereunder. A list of Patents as of this date and the current status of each is attached as Exhibit A.

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         1.9 "PRODUCT(S)" shall mean the VIVUS "MUSE" product for which an NDA has been filed in the U.S. as of the Effective Date, and any other product to treat male erectile dysfunction in humans which is locally administered and contains a vasodilator, which is owned by VIVUS or VIVUS INC. or with respect to which VIVUS or VIVUS INC. has the right to grant distribution rights to ASTRA on the terms of this AGREEMENT. If VIVUS or VIVUS INC. acquires distribution rights in the future with respect to such a product for the TERRITORY, it shall use good faith efforts to acquire the necessary rights to include such product within the scope of this AGREEMENT and if VIVUS or VIVUS INC. is unable to obtain such rights, then VIVUS or VIVUS INC. agrees not to market itself, or authorize any third party to market, such product in the TERRITORY during the term of this AGREEMENT.

         1.10 "SPC" shall mean a right based upon a PATENT to exclude others from making, using or selling PRODUCT, such as a Supplementary Protection Certificate.

         1.11 "TERRITORY" shall mean Albania, Andorra, Austria, Belgium, Bosnia, Bulgaria, Croatia, Czech Republic, Cyprus, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldavia, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Rumania, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom and Vatican City, Australia, New Zealand and Central and South America (as defined in Exhibit B).

         1.12 "THIRD PARTY(IES)" shall mean any party other than ASTRA, VIVUS and their AFFILIATES.

         1.13 "VIVUS COST OF GOODS" shall mean [*]

         1.14 "VIVUS TRADEMARK" shall mean the "MUSE" trademark which VIVUS has used in connection with the PRODUCT.

         1.15 "VIVUS ALTERNATIVE TRADEMARK" shall mean a trademark other than the VIVUS TRADEMARK which VIVUS has developed and the parties agree to use with the PRODUCT in those countries in the TERRITORY where the VIVUS TRADEMARK is not selected by VIVUS for use.

         1.16 "FIRST COMMERCIAL SALE" shall mean, with respect to each PRODUCT in each country, the first bona fide, arm's length sale of such PRODUCT in such country following receipt of MAA Approval of such PRODUCT in such country.

2.       GRANT OF DISTRIBUTION RIGHTS

         2.1 Appointment. VIVUS hereby appoints ASTRA as the exclusive distributor and marketer of PRODUCT for all approved indications in the TERRITORY, with the right to grant subdistribution rights to subdistributors who distribute other ASTRA products, subject to VIVUS' rights with respect to the ASTRA/VIVUS sales force in the VP COUNTRIES in Article 5 below, and all the other terms and conditions of this AGREEMENT. ASTRA may subdistribute PRODUCTS through other subdistributors with VIVUS' prior written approval. VIVUS reserves all rights not expressly granted herein.

         2.2 No Conflict. During the term of this AGREEMENT, ASTRA agrees that neither ASTRA nor its AFFILIATES will market or distribute any locally applied, vasoactive agent-containing products in the TERRITORY for the treatment of erectile dysfunction other than PRODUCTS. In addition, ASTRA agrees not to launch in the TERRITORY any other products with respect to which the main indication is the treatment of erectile dysfunction without first conferring with VIVUS in good faith in an effort to find a mutually acceptable solution.

         2.3 Sales Outside TERRITORY. ASTRA agrees that neither ASTRA nor its AFFILIATES will sell or provide PRODUCTS to AFFILIATES or THIRD PARTIES if ASTRA knows or has reason to know that PRODUCTS sold or provided to such AFFILIATE or THIRD PARTY may be sold or transferred, directly or indirectly, for use outside the TERRITORY, except in the case of unsolicited, passive sales in which the PRODUCT is intended solely for reimport into the TERRITORY.

3. PAYMENTS

         3.1 Initial Payments. In consideration of the costs incurred by VIVUS in connection with the research and development of the PRODUCT and in exchange for the exclusive rights granted herein, ASTRA shall pay VIVUS the amounts in
(a), (b), (c) and (d) below. The [*] and [*] payment periods specified in (b), (c) and (d) below shall not begin to run until ASTRA receives written notice from VIVUS of the occurrence of the MAA Submission or MAA APPROVAL, as applicable.

                  (a) Ten Million Dollars ($10,000,000) within five (5) days after execution of this AGREEMENT;

                  (b) [*] and

                  (c) [*] and

                  (d) [*]

                  (e) Notwithstanding the foregoing, ASTRA shall not be required to make the payments under paragraph (c) or (d) above until VIVUS has obtained any required approval from the U.S. FDA to export the particular PRODUCT to the Territory. The foregoing payments shall be noncreditable and nonrefundable. It is understood that a PRODUCT which contains an active ingredient different from (i.e. in addition to or in lieu of that contained in) the first PRODUCT to meet a particular milestone and which requires the filing of an additional MAA shall be deemed the "SECOND PRODUCT" with respect to such milestone. It is further understood that not more than an aggregate total of [*] shall be paid under this
Section 3.1. For purposes of paragraph (b) above, "MAA submission" shall be deemed to have occurred upon the earlier of (i) the expiration of the period specified in applicable regulations for any notice by the particular health regulatory agency that such MAA will not be accepted for review, without VIVUS having received such notice from such agency; or (ii) the receipt by VIVUS from such agency that the MAA will be accepted for review; provided that in any case, if no such period or acceptance is provided for in the applicable regulations, then "MAA submission" shall be the date such MAA is filed by VIVUS.

         3.2 Transfer Price. In consideration for the supply of PRODUCT by VIVUS, ASTRA shall pay to VIVUS the amounts specified in Sections 3.2.1 and
3.2.2 below (the "Transfer Price").

                  3.2.1 NET SALES. For sales of PRODUCT in countries in the TERRITORY other than ASTRA Non-Affiliate countries (as defined below), ASTRA shall pay to VIVUS an amount equal to the percentage of the NET SALES price of such PRODUCT with such percentage determined in accordance with the following percentages of Annual Net Sales:

                                       [*]

                  3.2.2 [*]

                  3.2.3 Obsolete Inventory. For purposes of determining the transfer price to be paid to VIVUS, any units of PRODUCT that expire or that are accidentally destroyed by ASTRA shall be deemed to be SAMPLES, and the transfer price to be paid by ASTRA to VIVUS for such units shall equal the Samples Transfer Price.

         3.3 Discounting. In the event that ASTRA or its AFFILIATES sells PRODUCT to a THIRD PARTY who also purchases other products or services from ASTRA or its AFFILIATES, and ASTRA or its AFFILIATES discounts the purchase price of the PRODUCT to a greater degree than ASTRA or its AFFILIATE, respectively, generally discounts the price of their other products to such customer then in such case the NET SALES for the sale of PRODUCTS to such THIRD PARTY shall be deemed to equal the arm's length price that THIRD PARTIES would generally pay for the PRODUCT alone when not purchasing any other product or service from ASTRA or its AFFILIATE. For purposes of this provision "discounting" includes establishing the list price at a lower-than-normal level.

         3.4 Sales. ASTRA shall keep and require its AFFILIATES and subdistributors to keep complete and accurate records of all sales of PRODUCT. VIVUS shall have the right, at VIVUS' expense, through a certified public accountant or other representative, to examine such records during regular business hours provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding three (3) years. If such examination reveals an underpayment to VIVUS in excess of ten percent (10%) for any period then ASTRA shall promptly reimburse VIVUS for the costs of such examination of such period and pay the underpayment amount.

         3.5 Provisional Payments. Payments due to VIVUS under Section 3.2 shall be provisionally made, on a per unit of PRODUCT basis, within [*] of delivery to ASTRA of each unit of PRODUCT. The provisional payment shall be based on the following formula:

                                       [*]

where:

         [*]

         3.6 Reconciliation. Actual payments due to VIVUS under Section 3.2.1 shall be calculated for each [*] in question, according to the following formula:

                                       [*]
where:
[*]

for purposes of this Section 3.6, (i) the term "NET SALES UNITS" shall mean [*]

         3.7 Payment. Within [*] after the end of each calendar quarter, ASTRA shall provide VIVUS with a true accounting of all payment obligations, if any, owed in accordance with this Section 3, together with a statement setting out all details necessary to calculate the amounts actually due hereunder with respect to NET SALES made in that calendar quarter, or any overpayment by ASTRA for such calendar quarter which is owed by VIVUS to ASTRA, including, but not limited to, units of PRODUCT sold on a country-by-country basis, gross sales of PRODUCT in that calendar quarter on a country-by-country basis, NET SALES in that calendar quarter on a country-by-country basis, all relevant deductions, and all relevant exchange rate conversions. Any payments due shall accompany such statement. If ASTRA has made an overpayment to VIVUS, ASTRA shall be entitled to credit such overpayments against the following payment due.

         3.8 Taxes. Any tax, duty or other levy paid or required to be withheld by ASTRA on account of sums payable to VIVUS under this AGREEMENT shall be deducted from sums otherwise due. ASTRA shall secure and send to VIVUS documentation of any such taxes, duties or other levies withheld and paid by ASTRA, its AFFILIATES, or its subdistributors for the benefit of VIVUS.

         3.9 U.S. Dollars. All sums due under this AGREEMENT shall be payable in U.S. dollars. Monetary conversion from the currency of a foreign country, in which PRODUCT is sold, into United

States currency shall be calculated at the actual average of the buying and selling rates of exchange for the quarter in which such sales were made as such rates are reported, as of the last business day of such quarter, by S.E. Banken in Stockholm.

4.       DEVELOPMENT

         4.1 Regulatory Steering Committee. The parties shall establish a Regulatory Steering Committee ("Regulatory Committee") to oversee the regulatory activities relating to the PRODUCT in the TERRITORY. The Committee will consist of two representatives from each party. Decisions of the Regulatory Committee shall be by majority approval, with an equal number of representatives of both ASTRA and VIVUS voting on the matter; provided, however, if the Regulatory Committee cannot reach agreement on a matter, the dispute shall be referred to the Chief Executive Officer of VIVUS and the Executive Vice President for ASTRA with overall responsibility for the PRODUCT, who shall meet promptly and negotiate in good faith to resolve the dispute. [*]

         4.2 Product Development. During the term of the AGREEMENT, VIVUS shall, at its sole expense, carry out the remaining preclinical, pharmaceutical and clinical development of the initial PRODUCT for the TERRITORY to achieve MAA APPROVAL and shall keep the Regulatory Committee reasonably informed of its activities; and VIVUS agrees to keep the Regulatory Committee reasonably informed as to the progress of regulatory affairs with respect to the PRODUCTS outside the TERRITORY, by way of updates to the Regulatory Committee at its meetings and as otherwise reasonably requested by ASTRA. ASTRA shall provide reasonable assistance to VIVUS, free of charge, regarding regulatory matters directly related to the development of PRODUCT in the TERRITORY.

         4.3 Regulatory Approvals.

                  4.3.1 MAAs. Except as provided below, VIVUS shall be responsible, at its sole expense, for filing MAAs for PRODUCT in the TERRITORY up to and including MAA APPROVAL and thereafter maintain such approval and VIVUS shall be named on each such filing unless otherwise agreed. All such activity shall be done in full consultation with the Regulatory Committee. VIVUS shall also obtain any export approvals required by the U.S. FDA to export the

PRODUCTS to the TERRITORY. VIVUS shall use all diligent efforts to obtain such approvals for the initial PRODUCT as soon as practicable in countries within the European Union, Norway and Switzerland. For all other countries within the TERRITORY, promptly upon request by ASTRA, VIVUS will, as mutually agreed, either use all diligent efforts to obtain such approvals in accordance with mutually agreed timelines or provide ASTRA with a copy of portions of the dossier (as amended), in English or translations already completed by VIVUS, that are necessary to file an MAA in the particular country and including the data then-available and in the latter case, ASTRA may pursue such approvals in such countries at ASTRA's sole expense. All such filings will be in VIVUS' name except where otherwise required by local law, in which case ASTRA shall ensure that the registration is assigned back to VIVUS promptly upon termination of ASTRA's distribution rights with respect to the PRODUCT in such country.

                  4.3.2 Pricing/Reimbursement. ASTRA will pursue pricing approval and/or reimbursement within the TERRITORY where available, at ASTRA'S option and expense. It is understood that ASTRA's decisions whether to seek or accept governmental pricing and/or reimbursement approvals shall not be subject to the approval of the Regulatory Committee, provided that ASTRA agrees to keep the Regulatory Committee reasonably informed as to the status of such approvals.

         4.4 Exchange of Information. Each party shall keep appropriate records relating to the foregoing activities and shall report to the other party on the status of such activities on a regular basis. The parties shall exchange data and information relating to PRODUCT development to the extent reasonably necessary or appropriate, and each party shall have the right to use such information received from the other in connection with exercising its rights and performing its obligations under this AGREEMENT.

5. COMMERCIALIZATION AND PROMOTION

         5.1 ASTRA Commercialization.

                  5.1.1 Diligence. ASTRA shall [*] (a) to launch each PRODUCT in each MAJOR COUNTRY as soon as possible and commercially justifiable after an MAA for such PRODUCT has been approved and in other countries within the TERRITORY as soon as is commercially reasonable; and (b) after the FIRST COMMERCIAL SALE of a PRODUCT in a country, to achieve high volume sales of such PRODUCT in such country. Without limiting the foregoing, ASTRA agrees to devote to the marketing and promotion of the PRODUCT the resources described in Exhibit D.

                  5.1.2 Failure to Sell. If ASTRA fails to launch a PRODUCT in a MAJOR COUNTRY within twelve (12) months from the date of MAA APPROVAL for such PRODUCT in such MAJOR COUNTRY, or if ASTRA fails to launch a PRODUCT in any country other than a MAJOR COUNTRY within [*] after MAA APPROVAL for such PRODUCT in such other country, then such MAJOR COUNTRY or other country (as the case may be) shall cease to be part of the TERRITORY for all purposes of this AGREEMENT, and all rights to distribute PRODUCT in such country shall revert to VIVUS. [*]

         5.2 Joint Marketing Board.

                  5.2.1 General. Promptly after the EFFECTIVE DATE, ASTRA and VIVUS shall assemble a team of appropriate personnel from both ASTRA and VIVUS (hereinafter referred to as the "Joint Marketing Board" or "JMB") to act as an advisory committee to ASTRA in marketing matters, to coordinate the exchange between the parties of information regarding the marketing and sale of PRODUCT in the TERRITORY and to undertake and/or approve such other matters as are provided for the JMB under this AGREEMENT.

                  5.2.2 Constitution. The JMB shall consist of six (6) members three (3) of whom shall be appointed by ASTRA and three (3) of whom shall be appointed by VIVUS. The presence of at least four (4) members, two (2) of whom shall have been selected by each party, shall constitute a quorum for purposes of action by the JMB. During the first two years from the Effective Date the JMB will meet at least once each quarter and at such other times during the term as mutually agreed.

                  5.2.3 Decisions. Decisions of the JMB shall be by majority approval, with an equal number of representatives of both ASTRA and VIVUS voting on the matter; provided, however, if the JMB cannot reach agreement on a matter, the dispute shall be referred to the Chief Executive Officer of VIVUS and the Executive Vice President for ASTRA with overall responsibility for the PRODUCT, who shall meet promptly and negotiate in good faith to resolve the dispute. [*]

         5.3 Marketing Plans.

                  5.3.1 General. ASTRA, in close consultation with the JMB, shall prepare the detailed marketing plans for the overall TERRITORY and for each MAJOR COUNTRY, such plans to include plans related to the prelaunch, launch, promotion and sale of PRODUCT, and which plans shall be subject to the approval of the JMB (the "Marketing Plans") under 5.2.3 above. The Marketing Plans shall be designed to fulfill ASTRA's undertakings pursuant to Section 5.1. Subject to the provisions of this AGREEMENT, and subject to compliance with the Marketing Plans, ASTRA shall have full control and authority of the day-to-day commercialization of PRODUCT in the TERRITORY and implementation of the Marketing Plans, at ASTRA's expense. ASTRA shall implement the Marketing Plans, and the JMB will review the progress of ASTRA's marketing efforts under the Marketing Plans.

                  5.3.2. VIVUS Approval. Without limiting the foregoing, it is understood that any claim, message or other material part of promotional materials, samples, advertising and materials for training sales representatives with respect to PRODUCT, which has not previously been approved or used by VIVUS in its own promotional or training activities, shall be subject to review and approval by VIVUS prior to the use by ASTRA, its AFFILIATES and subdistributors. VIVUS shall use all reasonable efforts to complete any such review and revert to ASTRA with an answer within fourteen (14) days from notification by ASTRA to VIVUS of the relevant matter.

         5.4 VIVUS Specialist Division.

                  5.4.1 Formation. Without delay following the Effective Date, ASTRA will appoint a separate product manager for the promotion of PRODUCT for each of the following VP COUNTRIES: Germany, United Kingdom, France and one for the Benelux Countries (each, a "Product Manager"). Each such appointment shall be subject to the prior reasonable approval of VIVUS. Following appointment of the Product Managers, ASTRA will proceed and assign such number of sales representatives as is approved by the JMB for promotion of PRODUCT with specialists in the VP COUNTRIES (together with the Product Managers, the "ASTRA/VIVUS Specialist Division") as promptly as necessary so that the ASTRA/VIVUS Specialist Division will be prepared to promote the PRODUCT in the particular VP COUNTRY upon MAA APPROVAL in such VP COUNTRY. Except as provided below, all staff of the ASTRA/VIVUS Specialist Division will be employed solely by ASTRA and all costs connected with the activities of the ASTRA/VIVUS Specialist Division will be paid for by ASTRA.

                  5.4.2 Operation. The ASTRA/VIVUS Specialist Division shall have a separate identity, and members of the ASTRA/VIVUS Specialist Division shall be portrayed to specialists and the market as "ASTRA/VIVUS" representatives (including on business cards, stationery and other identifying materials). The ASTRA/VIVUS Specialist Division will be recruited [*] according to ASTRA's normal compensation and hiring practices, and shall be trained and maintained at a level of quality and professionalism at least as great as ASTRA's other first quality sales promotional forces. The ASTRA/VIVUS Specialist Division will be managed by ASTRA with input from VIVUS through the JMB. In addition, the parties will form an advisory committee to be composed of each Product Manager and to be chaired by a VIVUS representative. The committee will meet at least semi-annually and each Product Manager will provide a reasonably detailed report on the promotional activities in the applicable country. The Product Managers will cooperate in implementing the reasonable suggestions of the committee chairman. The ASTRA/VIVUS Specialist Division shall at all times be maintained at a staffing level sufficient to maintain frequent contact with practitioners whose practices focus at least in part on the treatment of male impotence. VIVUS shall have the right to reasonably approve representatives to be hired or transferred into the ASTRA/VIVUS Specialist Division. [*] It is understood that such minimum number of sales reps shall be reasonably allocated among the VP COUNTRIES, and that no sales reps need be in place for a particular VP COUNTRY until the FIRST COMMERCIAL SALE of a PRODUCT in such VP COUNTRY.

         5.4.3 Other Products. To the extent that the ASTRA/VIVUS Specialist Division may do so without disadvantaging the launch and promotion of the PRODUCTS, ASTRA may use the ASTRA/VIVUS Specialist Division to promote products other than the "PRODUCTS" ("Other Products") of ASTRA that are appropriate for the ASTRA/VIVUS Specialist Division. Until the Transfer Date (as defined below), the ASTRA/VIVUS Specialist Division will promote Other Products of VIVUS only as mutually agreed by ASTRA and VIVUS.

         5.4.4 VIVUS Option. Beginning no earlier than [*] after MAA APPROVAL of a PRODUCT in the first VP COUNTRY, VIVUS shall have the right to take over the ASTRA/VIVUS Specialist Division in accordance with this Section 5.4.4 (the "Option"). Following VIVUS' exercise of the Option in a particular VP COUNTRY, VIVUS will co-promote the PRODUCTS in such VP COUNTRY as set forth in Section
5.5. below.

                  (a) To exercise the Option, VIVUS must give at least [*] prior written notice to ASTRA (the "Exercise Notice") and the Exercise Notice shall specify the number of representatives that VIVUS wishes to take over for each VP COUNTRY, [*] for such VP COUNTRY listed on Exhibit E hereto (such number being referred to as the "Authorized VIVUS

Reps"). It is understood that VIVUS may exercise the Option at different times for different VP COUNTRIES, and that except as expressly provided in (b) below, ASTRA shall not be obligated to transfer to VIVUS, or assist VIVUS in hiring, any sales representatives from outside the ASTRA/VIVUS Specialist Division.

                  (b) Delivery of the Exercise Notice for a particular VP COUNTRY shall be deemed an undertaking by VIVUS to take over from ASTRA on the date specified in the Exercise Notice (the "Transfer Date") up to that number of representatives specified in the Exercise Notice, as follows: Within thirty (30) days after delivery of the Exercise Notice, or such later period as VIVUS may request, ASTRA shall arrange for VIVUS to interview each member of the ASTRA/VIVUS Specialist Division in such VP COUNTRY. Following such interviews, VIVUS may extend offers of employment to those of the ASTRA/VIVUS Specialist Division whom VIVUS wishes to hire. In the event that VIVUS wishes to hire more representatives than those members of the ASTRA/VIVUS Specialist Division who accept offers of employment from VIVUS, ASTRA shall use reasonable best efforts to attract [*] additional representatives for VIVUS' to hire as part of its specialty sales force, up to the number of such representatives to whom VIVUS extended offers of employment but who did not join VIVUS, not to exceed the maximum number of Authorized VIVUS Reps. To the extent VIVUS desires to hire additional sales representatives, VIVUS shall be responsible for hiring such additional representatives.

                  (c) On the Transfer Date, ASTRA shall transfer to VIVUS the physical assets that were purchased for the exclusive use of those members of the ASTRA/VIVUS Specialist Division who become employed by VIVUS in accordance with (b) above and which VIVUS approved in writing, as well as any intangible assets necessary or appropriate for the members of the ASTRA/VIVUS Specialist Divisions so transferred to VIVUS to continue promoting the PRODUCT and performing the other functions of the ASTRA/VIVUS Specialist Division in such VP COUNTRY (e.g. sales reports, records of calls made and other documentation). Upon such transfer, VIVUS shall pay to ASTRA an amount equal to the book value of the physical assets so transferred, with such book value being determined in accordance with generally accepted accounting practices consistently applied for ASTRA's financial reporting purposes.

                  (d) ASTRA agrees to cooperate and use its best reasonable efforts at all times as VIVUS may reasonably request to facilitate the transition of the ASTRA/VIVUS Specialist

Division to VIVUS, subject to applicable labor laws. Without limitation, ASTRA agrees not to solicit or entice members of the ASTRA/VIVUS Specialist Division away from the Division. VIVUS agrees to use good faith efforts to keep ASTRA reasonably informed with respect to VIVUS' intentions to exercise the Option, as reasonably requested by ASTRA.

         5.5 Co-Promotion Following Exercise. Following the Transfer Date for a VP COUNTRY, ASTRA's exclusive distribution rights hereunder shall continue on the same terms and VIVUS shall have the right to copromote the PRODUCTS with ASTRA in such VP COUNTRY, subject to the following:

                  5.5.1 Country Marketing Team. At an appropriate time, ASTRA and VIVUS shall assemble a team of appropriate personnel from both ASTRA and VIVUS to plan and coordinate the ongoing promotional activities for the PRODUCTS in such VP COUNTRY (each, a "Country Marketing Team "). Issues of the Country Marketing Team which cannot be resolved by the Country Marketing Team shall be subject to final resolution by the Joint Marketing Board in accordance with
Section 5.2 above. The Country Marketing Team shall meet on a regular basis and shall alternate venues for each meeting between the VIVUS site and the ASTRA site in the particular country. VIVUS and ASTRA shall at all times use their best reasonable efforts to coordinate their respective sales promotional activities for the PRODUCTS.

                  5.5.2 Reimbursement. Following the Transfer Date, [*] actually engaged in the co-promotion of the PRODUCT in such VP COUNTRY, [*] for such VP COUNTRY (such number of representatives hereafter referred to as the "VIVUS Co-Promotion Reps"), as follows:

                           (a) [*] ("Sales Rep Costs"); provided that, for
purposes of such calculation, the Sales Rep Costs for each full time equivalent VIVUS Co-Promotion Rep in such VP COUNTRY shall [*]

                           (b) The payment for Sales Rep Costs shall be made in
[*], each of which shall be due [*], in the currency of the particular VP COUNTRY. [*] VIVUS shall submit to ASTRA a report containing an accounting of the full time equivalent VIVUS Copromotion Reps deployed by VIVUS in the VP COUNTRIES, together with a statement of the Sales Rep Costs for such VIVUS Co-Promotion Reps in such VP Country during the preceding quarter. If for any calendar quarter the actual number of full-time equivalent VIVUS Copromotion Reps is less than the number reimbursed in advance for such quarter by ASTRA, the excess payment shall be applied as a credit against the next payment due under this Section 5.5. If for any calendar quarter the actual number of VIVUS Copromotion Reps is more than the number paid in advance by ASTRA, subject to the [*] VIVUS Copromotion Reps to be reimbursed hereunder, ASTRA shall pay to VIVUS the additional amount due in the next payment due under this Section 5.5.

                  5.5.3 VIVUS Promotion. VIVUS' promotional efforts with respect to the PRODUCTS in the VP COUNTRIES shall be in accordance with the Marketing Plans then in effect; provided that VIVUS shall have the right to deploy that number of VIVUS Co-Promotion Reps described in Section 5.5.2 above. VIVUS shall use in connection with the marketing and promotion of PRODUCT within the TERRITORY only promotional materials, promotional samples, advertising and literature approved by the Joint Marketing Board or the applicable Country Marketing Team. ASTRA agrees to supply VIVUS sales representatives with the same quantities of promotional materials (including Promotional Samples) for PRODUCTS as ASTRA supplies to its own sales representatives. VIVUS will use all diligent efforts to ensure that its sales representatives to be reimbursed by ASTRA are performing according to the reasonable performance standards in the industry applied to professional pharmaceutical sales representatives in the relevant country, taking ASTRA's performance measuring standards into account.

                  5.5.4 Booking Sales. It is understood that, during the term of this AGREEMENT, ASTRA will book all NET SALES for PRODUCT in each country of the TERRITORY.

         5.6 Training. VIVUS will provide a one time training for ASTRA's sales representatives with respect to the PRODUCT(s) and will provide to ASTRA training materials for the PRODUCT(s) prepared by VIVUS for use in training VIVUS' U.S. sales representatives. ASTRA may copy any training materials provided by VIVUS for future training programs conducted by ASTRA. ASTRA will at all times ensure that its sales force is fully trained with respect to the PRODUCT(s).

6. PRODUCT SUPPLY AND DISTRIBUTION

         6.1 Product Supply. Subject to the terms and conditions of this Section 6, VIVUS shall use its reasonable best efforts to supply ASTRA with all ASTRA's commercial requirements for PRODUCT for the TERRITORY, in FOIL POUCH PACKAGE FORM or such other form as mutually agreed, during the term of this AGREEMENT, and ASTRA shall exclusively purchase all such commercial requirements from VIVUS during the term of the AGREEMENT. ASTRA shall prepare all such PRODUCT in final packaging form.

         6.2 Samples. VIVUS shall supply ASTRA with mutually agreed quantities of PRODUCT sales samples ("Promotional Samples"), and with quantities of PRODUCT reasonably necessary for ASTRA to conduct quality assurance testing to verify that lots of PRODUCT supplied by VIVUS meet the applicable specifications ("QA Samples") (collectively, "SAMPLES"). Such PRODUCT shall be supplied in FOIL POUCH PACKAGE FORM or such other form as mutually agreed. ASTRA shall prepare all such PRODUCT in final packaging form, except QA Samples utilized by ASTRA.

         6.3 Forecasts. During the term of this AGREEMENT, at least [*] prior to the start of each [*] ASTRA shall provide VIVUS with [*]. Each forecast shall indicate the [*]. Each forecast will also [*].

         6.4 Orders.

                  6.4.1 Orders. Together with each forecast provided under
Section 6.3 above (the "Current Forecast"), [*].

                  6.4.2 Form of Order. ASTRA's orders shall be made pursuant to a purchase order which is in a form mutually acceptable to the parties, and shall provide for shipment in accordance with reasonable delivery schedules as may be agreed upon from time to time by VIVUS and ASTRA. VIVUS shall use all reasonable efforts to notify ASTRA within 5 days from receipt of an order of its ability to fill any amounts of such order in excess of the quantities that VIVUS is obligated to supply. No terms contained in any purchase order, order acknowledgment or similar standardized form shall be construed to amend or modify the terms of this AGREEMENT and in the event of any conflict, this AGREEMENT shall control unless expressly agreed in writing.

         6.5 Delivery. With respect to exact shipping dates, VIVUS shall use its reasonable best efforts to ship forecasted quantities of PRODUCT on the dates specified in ASTRA's purchase orders submitted and accepted in accordance with
Section 6.4 above. PRODUCT will be delivered FCA (Incoterms) shipping point. The shipping packaging shall be in accordance with good commercial practice with respect to protection of the PRODUCT during transportation.

         6.6 Product Rejection. If the PRODUCT supplied by VIVUS under this AGREEMENT fails to conform to the applicable Specifications and Manufacturing Standards, ASTRA shall notify

VIVUS no later than thirty (30) days after its discovery of non-conformity and ASTRA shall present reasonable evidence to VIVUS of such nonconformity. VIVUS shall replace, at no additional expense to ASTRA, such non-conforming PRODUCT with new PRODUCT which does conform within thirty (30) days after receipt of ASTRA's notification under this Section. VIVUS may analyze any unit of PRODUCT rejected by ASTRA for nonconformity and if it is objectively established that the PRODUCT was conforming, then ASTRA shall be responsible for payment for any such units of PRODUCT. VIVUS shall give ASTRA written instructions as to how ASTRA should, at VIVUS' expense, dispose of any non-conforming material, and such instructions shall comply with all appropriate governmental requirements.

         6.7 Suppliers. Without limiting VIVUS' responsibility under this AGREEMENT, VIVUS shall have the right at any time to satisfy its supply obligations to ASTRA hereunder either in whole or in part through arrangements with THIRD PARTIES engaged to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of PRODUCT. VIVUS shall ensure that all such facilities comply with applicable regulations and will give ASTRA prior written notice of any such arrangement to the extent that such arrangement would require changes to an MAA APPROVAL application filed in the TERRITORY.

         6.8 VIVUS Cost of Goods. VIVUS shall keep complete and accurate records of VIVUS COST OF GOODS, such records to be in a form required under U.S. Generally Accepted Accounting Principles (GAAP), consistently applied. ASTRA shall have the right to the extent payments were made to VIVUS on the basis of VIVUS COST OF GOODS, at ASTRA's expense, through a certified public accountant or other representative acceptable to VIVUS, to examine such records during regular business hours during the life of this AGREEMENT and for one (1) year after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding three (3) years and provided further that such accountant shall report to ASTRA only as to the accuracy of the records.

         6.9 Shortage of Supply.

                  6.9.1 Joint Efforts.

                  [*]

                  6.9.2 EU Facility. It is understood that VIVUS currently is planning to establish in Ireland, or another country within the European Union, a second facility to produce PRODUCT (the

"EU Facility") which will initially be established with [*]. VIVUS agrees to use its best reasonable efforts to have such EU Facility in place and operational [*] after the Effective Date.

                  6.9.3 Allocation. If despite the foregoing measures VIVUS is unable to supply worldwide requirements of PRODUCT (based upon sales history and realistic forecasted demand), VIVUS shall allocate the quantities of PRODUCT that VIVUS has in inventory, and that VIVUS is able to produce, on a reasonable basis, [*] provided that (subject to 6.4 above):

                           (a) VIVUS shall allocate [*] of the output of PRODUCT
from the EU Facility [*] solely among ASTRA and other THIRD PARTY distributors of PRODUCT outside the United States, taking into account the relative sales of PRODUCT for the preceding periods in each region, and the reasonable projected sales of PRODUCT for such regions over the next succeeding periods; and

                           (b) In any event ASTRA shall be entitled to [*] of
the total quantities of PRODUCT available to VIVUS from all facilities during such period (including quantities allocated to ASTRA under (a) above).

                  6.9.4    [*]

                  6.9.5    [*]

         6.10 [*]

7.       EXCHANGE OF INFORMATION AND CONFIDENTIALITY

         7.1 Clinical Data. All clinical and preclinical data disclosed by VIVUS shall be deemed confidential information of VIVUS.

         7.2 Adverse Experiences. With respect to adverse drug experiences relating to the PRODUCT, the parties shall report to the appropriate regulatory authorities in the countries in which the PRODUCT is being developed or commercialized, in accordance with the appropriate laws and regulations of the relevant countries and authorities. Such reporting activities within the TERRITORY shall be coordinated by the Regulatory Committee.

         7.3 Nondisclosure. "Confidential Information" means any information, data, or know-how which the disclosing party treats confidentially and identifies as confidential or which the recipient knows or should have reason to believe is so treated. VIVUS and ASTRA shall not (and shall ensure that its AFFILIATES and subdistributors do not) use or reveal or disclose to THIRD PARTIES any confidential information received from the other party without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein, or as may be required for purposes of investigating, developing, manufacturing or marketing PRODUCT or for securing essential or desirable authorizations, privileges or rights from governmental agencies or to carry out any litigation concerning PRODUCT. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed, or is required by law to be disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted. The obligations of confidentiality under this Section shall remain in effect until the later of five (5) years after the expiration of the term of this AGREEMENT or fifteen (15) years from the Effective Date.

         7.4 Disclosure to Affiliates. ASTRA may disclose any information received from VIVUS to an AFFILIATE of ASTRA and its subdistributors, provided that ASTRA ensures that all such AFFILIATES and subdistributors comply with Sections 7.2 and 7.3 above.

         7.5 Terms of AGREEMENT. No public announcement or other public disclosure concerning the existence of or terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall provide the other party with a copy of the proposed announcement or disclosure for review and comment in reasonably sufficient time prior to public release. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure. In addition, each party agrees not to disclose this AGREEMENT or its terms to THIRD PARTIES, except to professional advisors and financing sources or under conditions that reasonably protect the confidentiality thereof. The parties will mutually agree upon the contents of a press release (and accompanying Q&A) which may be issued upon the Effective Date, and thereafter the parties may publicly disclose information contained in such press release or Q&A without further approvals.

         7.6 Product Data. ASTRA shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to PRODUCT without first obtaining the prior written consent of VIVUS. The contribution of each party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate. ASTRA shall not conduct, or authorize, encourage, assist or contract with any THIRD PARTY to conduct any clinical testing of a PRODUCT without VIVUS' prior approval.

         7.7 Regulatory Requirements. Subject to the terms of this AGREEMENT, ASTRA may comply with statutory and regulatory requirements governing the use and sale or other distribution of PRODUCT in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from VIVUS or THIRD PARTIES.

8. PATENT PROSECUTION AND LITIGATION

         8.1 Ownership of Inventions. ASTRA shall have and retain sole and exclusive title to all inventions, discoveries and know how ("Inventions") which are made by ASTRA, its employees, agents, or other third parties acting under authority from ASTRA relating to PRODUCT and ASTRA hereby grants to VIVUS a non-exclusive, worldwide license, with the right to sublicense, to such Inventions to make, have made, use and sell PRODUCTS for any indication.

         8.2 Maintenance of PATENTS.

                  8.2.1 Filings. As between ASTRA and VIVUS, VIVUS shall, at its expense, have responsibility for filing, prosecution and maintenance of all PATENTS in the TERRITORY. ASTRA shall have the right to review pending PATENT applications and make recommendations to VIVUS concerning them. VIVUS will consider in good faith all reasonable suggestions of ASTRA with respect thereto. VIVUS agrees to keep ASTRA informed of the course of patent prosecution or other proceedings with respect to the PATENTS within the TERRITORY. ASTRA shall provide such patent consultation to VIVUS at no cost to VIVUS. ASTRA shall hold all information disclosed to it under this Section as confidential.

                  8.2.2 Extensions. ASTRA shall have the right but not the obligation to seek extensions of the terms of PATENTS in the TERRITORY. At ASTRA's request, VIVUS shall either authorize ASTRA to act as VIVUS' agent for the purpose of making any application for any extensions of the term of PATENTS and provide reasonable assistance therefor to ASTRA or shall diligently seek to obtain such extensions, in either event, at ASTRA's expense.

         8.3 Infringement by PRODUCT. In the event of the institution of any suit by a THIRD PARTY against ASTRA for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT anywhere in the TERRITORY, ASTRA shall promptly notify VIVUS in writing. ASTRA shall have the right but not the obligation to defend such suit against it at its own expense. VIVUS and ASTRA shall assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting party, and in any event VIVUS may participate in any such suit with counsel of its choice at its own expense.

         8.4 Third Party Infringement. In the event that VIVUS or ASTRA becomes aware of actual or threatened infringement of a PATENT anywhere in the TERRITORY by the manufacture or sale or use of a product for the transurethral delivery of vasodilator drug to treat or prevent erectile dysfunction in humans (the "Field"), that party shall promptly notify the other party in writing. VIVUS shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY. If VIVUS does not commence a particular infringement suit within the Field within [*] of receipt of a request by ASTRA to do so, then ASTRA, after notifying VIVUS in writing and obtaining VIVUS consent, which shall not be unreasonably withheld, shall be entitled to bring such infringement action at its own expense and to include VIVUS as a nominal party plaintiff. VIVUS shall keep ASTRA reasonably informed of its activities during the [*] period. The party conducting such action shall have full control over its conduct, including settlement thereof subject to Section
8.6. In any event, VIVUS and ASTRA shall assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting party.

         8.5 Recovery. VIVUS and ASTRA shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation against infringers undertaken pursuant to Section 8.4 above or settlement thereof from any resulting recovery made by any party. Any excess amount of such a recovery shall be shared between ASTRA and VIVUS, with ASTRA receiving [*] and VIVUS receiving [*] of such excess to the extent such recovery represents damages relative to sales in the TERRITORY within the Field.

         8.6 Status of Activities. The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning PRODUCT within the TERRITORY, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Section 8 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this AGREEMENT.

9.       TRADEMARKS

         9.1 Display. All packaging materials, labels and promotional materials for the PRODUCT shall display the VIVUS TRADEMARK or the VIVUS ALTERNATE TRADEMARK. In addition, such materials and labels shall display the trade names of both VIVUS and ASTRA in equal size and prominence as nearly as allowed by local regulations. The ASTRA trademarks, trade dress, style of packaging and the like with respect to each PRODUCT may be determined by ASTRA so as to be consistent with ASTRA's standard trade dress and style, but shall be subject to the approval by VIVUS, which shall not be unreasonably withheld, so as to as far as reasonable be consistent with VIVUS' worldwide branding strategy for the PRODUCTS.

         9.2 License. VIVUS hereby grants to ASTRA an exclusive, royalty-free license, to use the VIVUS TRADEMARK, or the VIVUS ALTERNATIVE TRADEMARK if VIVUS elects not to utilize the VIVUS TRADEMARK in a particular country, in each country of the TERRITORY for the term of this AGREEMENT in connection with the marketing and promotion of PRODUCT as contemplated in this AGREEMENT, subject to VIVUS' copromotion right. The ownership and all goodwill from the use of the VIVUS TRADEMARK and the VIVUS ALTERNATIVE TRADEMARK shall vest in and inure to the benefit of VIVUS.

         9.3 Registration. VIVUS agrees to file, register and maintain a registration for the VIVUS TRADEMARK in such countries of the TERRITORY as appropriate in VIVUS' discretion, for the term of this AGREEMENT, at VIVUS' expense, for use with the PRODUCT. In those countries of the TERRITORY where the VIVUS TRADEMARK is not selected by VIVUS for use and registration in connection with the PRODUCT, VIVUS will provide a VIVUS ALTERNATIVE TRADEMARK; and VIVUS will develop, file, register and maintain the VIVUS ALTERNATIVE TRADEMARK as provided above at VIVUS' sole expense.

         9.4 Recordation. In those countries where a trademark license must be recorded, VIVUS will provide and record a separate trademark license for the VIVUS TRADEMARK and/or VIVUS ALTERNATIVE TRADEMARK, at VIVUS' sole expense. ASTRA shall cooperate in the preparation and execution of such documents.

         9.5 Approval of Promotional Materials. ASTRA shall submit representative promotional materials, packaging, and PRODUCT using the VIVUS TRADEMARK and/or VIVUS ALTERNATIVE TRADEMARK to VIVUS for VIVUS' reasonable approval prior to their first use and prior to any subsequent change or addition to such promotional materials provided that if VIVUS has not responded within four (4) weeks after such submissions, VIVUS' approval will be deemed to have been received.

         9.6 Termination. ASTRA's right to use the VIVUS TRADEMARK and the VIVUS ALTERNATIVE TRADEMARK shall terminate in each country of the TERRITORY in which ASTRA's rights to distribute the PRODUCT are terminated in accordance with this AGREEMENT. ASTRA shall cooperate in the cancellation of any trademark licenses recorded or entered into in such countries.

10.      TERM AND TERMINATION

         10.1 Expiration. Unless otherwise terminated, this AGREEMENT shall expire on the date ten (10) years after the date of first MAA APPROVAL for the first PRODUCT in the first MAJOR COUNTRY. This AGREEMENT may be extended by mutual written consent.

         10.2 Default - Events of Termination. If any of the following events shall occur and be continuing, such event shall constitute an event of termination (an "Event of Termination"):

                  10.2.1 Payment Obligation. If a party shall fail to pay any amount due as provided herein within ten (10) days following receipt of written notice of such default by the other party, provided, however, that the party making payment may do so under protest, reserving to itself all rights to seek appropriate reimbursement of such payment pursuant to the arbitration provisions of Section 14.2;

                  10.2.2 Bankruptcy Proceedings. Because each party acknowledges that the services to be rendered by the other are personal in nature, inasmuch as the respective capabilities of the parties hereto are uniquely valuable and that the determination to enter into this AGREEMENT was based upon the unique ability of the other party to fulfil its respective obligations hereunder, if
(i) such party shall make an assignment of substantially all of its assets for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for such party or substantially all of such party's assets, or shall commence any proceeding under any bankruptcy, reorganization in bankruptcy or the equivalent, dissolution or liquidation law or statute of any jurisdiction (provided that no entity succeeds to the business of such party following such dissolution or liquidation) whether now or hereafter in effect; and (ii) there shall have been filed any such petition or application against such party, or any such proceeding shall have been commenced against such party, in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; or (iii) such party by an act or knowing failure to act shall indicate such party's consent to, approval of or acquiescence in, any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for such party, or any substantial part of any of such party's properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more. Any occurrence described in (i), (ii) or (iii) above with respect to VIVUS INC. shall be deemed to also be such an occurrence with respect to VIVUS, and therefore an Event of Termination.

         10.3 Termination by Non-Defaulting Party. Upon the occurrence of any Event of Termination, beyond any applicable cure or notice period set forth in this Article 10, the party not responsible for such Event of Termination may, by written notice to the defaulting party, terminate this AGREEMENT.

         10.4 Material Non-Performance/Misrepresentation. Other than an Event of Termination pursuant to Section 10.2 for which the non-defaulting party may seek termination of this AGREEMENT pursuant to Section 10.3 hereof, (i) a party's default in any other material respect in the performance or observance of any other material term, covenant or provision of this AGREEMENT, or (ii) if any representation by a party contained in this AGREEMENT shall prove to have been incorrect in any material respect when made, resulting in material adverse consequences for the other party (any such default or material incorrect representation a "Material Non-Performance"), such Material Non-Performance shall be remedied only as provided in Section 10.6 hereof, and shall not be deemed an Event of Termination permitting the non-defaulting party to terminate this AGREEMENT pursuant to Section 10.3 hereof.

         10.5 Termination by ASTRA. ASTRA may terminate this AGREEMENT on [*]

         10.6 Material Non-Performance - Resolution/Arbitration. In the event of any Material Non-Performance by a party, the other party shall, without reasonable delay following discovery of such Material Non-Performance notify the defaulting party in writing, and the parties shall consult with each other in good faith to endeavor to agree upon the most effective means to cure such Material Non-Performance and, if necessary, to effect a remedy in favor of the non-defaulting party for the consequences of such Material Non-Performance by the defaulting party (collectively, the "Resolution"). In the event (i) the parties are unable to agree upon Resolution, or (ii) the defaulting party, in the exercise of reasonable diligence shall have been unable to remedy such Material NonPerformance, then in either such event the parties agree that the remedy of the non-defaulting party with respect to the Material Non-Performance by the defaulting party shall be determined by arbitration pursuant to Section
14.2 hereof, and the arbitrators shall be authorized to fashion such remedy, including equitable relief, which may include termination of this AGREEMENT in whole or in part, as the arbitrators shall determine appropriate, except that termination of this AGREEMENT in whole shall only be the remedy of last resort.

11.      [*]
         11.1     [*]
         11.2     [*]

12.      RIGHTS AND DUTIES UPON TERMINATION

         12.1 Payment. Upon termination of this AGREEMENT, VIVUS shall have the right to retain any sums already paid by ASTRA hereunder, and ASTRA and VIVUS shall each pay all sums accrued hereunder which are then due.

         12.2 Sale of Remaining Inventory. Upon termination of this AGREEMENT, ASTRA shall notify VIVUS of the amount of PRODUCT ASTRA, its AFFILIATES and its subdistributors then have on hand. ASTRA, its AFFILIATES and its subdistributors shall thereupon be permitted to sell that amount of PRODUCT, within the ninety (90) day period following such termination, subject to the reconciliation under Section 3.6 and shall destroy any remaining inventory. Units that are so destroyed shall be treated as SAMPLES for purposes of Section 3.2 above.

         12.3     [*]

         12.4 Survival. Upon expiration or termination of this AGREEMENT, all rights and obligations of the parties under this AGREEMENT shall terminate except those described in the following Sections:

         Section 1, Definitions
         Section 3.4, Sales
         Last Sentence of Section 4.3.1, MAA's Section 7, Exchange of Information and Confidentiality Section 8.1, Ownership of Inventions
         Section 8.3, Infringement by Product Section 9.6, Termination Section 10 Term and Termination Section 12, Rights and Duties Upon Termination
         Section 14, General Provisions

In addition, in the event of termination of this AGREEMENT by ASTRA pursuant to
Section 10.2.2 and 10.3, the following additional Sections shall survive for so long as any of the VIVUS SUBLICENSES remain in full force and effect:

         Section 2.2, No Conflict
         Section 2.3, Sales Outside Territory
         Section 3, Payment
         Section 5.1, Diligence
         [*]
         Section 8.2, Maintenance of Patents
         Section 9.2, License

Further, Section 11 shall survive expiration but not an earlier termination of this AGREEMENT. It is understood that termination or expiration of this AGREEMENT shall not relieve a party from any liability which, at the time of such termination or expiration, has already accrued to the other party or which is attributable to a period prior to such termination. Termination or expiration of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity with respect to a breach hereof that occurred prior to such termination.

13.      WARRANTIES, REPRESENTATIONS, AND INDEMNIFICATIONS

         13.1 General Representations. Each party hereby represents and warrants for itself as follows:

                  13.1.1 Duly Organized. It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this AGREEMENT and has all requisite corporate power and authority to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this AGREEMENT.

                  13.1.2 Due Execution. The execution, delivery and performance by it of this AGREEMENT have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgement, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license (including any license from a third party which is necessary for the full performance of this AGREEMENT), permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

                  13.1.3 No Third Party Approval. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body (other than health regulatory authorities) is required for the due execution, delivery or performance by it of this AGREEMENT, except as provided herein.

                  13.1.4 Binding AGREEMENT. This AGREEMENT is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions. It is not under any obligation to any person, contractual or otherwise, that is in conflict with the terms of this AGREEMENT.

                  13.1.5 Full Disclosure. Each Party has disclosed to the other in good faith all material information relevant to the subject matter of this AGREEMENT and to such party's ability to observe and perform its obligations hereunder. VIVUS further warrants that it has disclosed to ASTRA all material information of which it is aware necessary or appropriate to evaluate the PATENTS, the THIRD PARTY LICENSES for such PATENTS, the safety and efficacy of the PRODUCT, and the estimated VIVUS COST OF GOODS and manufacturing capacity for the PRODUCTS. Such disclosure includes information contained in publicly available filings with the Securities & Exchange Commission.

         13.2 Covenants, Representations and Warranties of VIVUS as to Manufacture and Supply of Product. VIVUS covenants, represents and warrants to ASTRA that:

                  13.2.1 Agreements. The only agreements in existence as of the Effective Date under which VIVUS INC. has acquired rights to PATENTS are listed in Exhibit F. All rights with respect to PATENTS referenced in Exhibit F as patents for which "Place" or "Place et al" are listed as inventor are either included in the license from Alza or have otherwise been transferred to VIVUS and are owned by VIVUS. The "VOSS PATENTS", that is collectively the PATENTS, rights and technology granted to (i) Ortho Pharmaceutical Corporation by Gene A. Voss and Alan C. Eichler dated January 4, 1991, and assigned to VIVUS INC. by Assignment from Ortho Pharmaceutical Corporation dated January 9, 1992, and (ii) VIVUS INC. by Gene A. Voss and Alan C. Eichler dated December 28, 1992, (x) are not necessary to use, manufacture, have manufactured, sell, or have sold PRODUCT in the TERRITORY, and (y) ASTRA's use, manufacture, have manufactured, use, sale and have sold PRODUCT in the TERRITORY will not infringe the VOSS PATENTS. The THIRD PARTY LICENSES listed in Exhibit F, all right, title and interest of VIVUS in which, with respect to the TERRITORY, have been assigned to VIVUS by VIVUS INC., pursuant to an Assignment Agreement dated as of June 1, 1995. To the best of knowledge of VIVUS as of the Effective Date, and other than as set forth above with respect to the VOSS PATENTS, the VIVUS LICENSE and THIRD PARTY LICENSE(S) are the only patents, knowhow and technology necessary to make, have made, use and sell PRODUCT.

                  13.2.2 VIVUS Obligations. VIVUS covenants, represents and warrants to ASTRA with respect to the THIRD PARTY LICENSES that (i) VIVUS and VIVUS INC. will fully comply with all of VIVUS INC.'s covenants and obligations thereunder, to the extent material to ASTRA'S rights under this AGREEMENT, (ii) the THIRD PARTY LICENSES are in full force and effect, not having been amended, other than as set forth in Exhibit 6.1.10 hereto, (iii) VIVUS and VIVUS INC. have received no oral or written notification of any alleged breach or default by VIVUS or VIVUS

INC., (iv) VIVUS and VIVUS INC. are not aware of any breach or default thereof by any THIRD PARTY, (v) VIVUS has the full right and authority to sublicense VIVUS' and VIVUS INC.'s rights to ASTRA pursuant to the VIVUS SUBLICENSES, and
(vi) VIVUS and VIVUS INC. will not terminate, or otherwise amend the THIRD PARTY LICENSES, in any manner which would materially adversely affect the ASTRA License.

                  13.2.3 Specifications and Manufacturing Standards. All quantities of PRODUCT will comply with (i) all specifications of PRODUCT in the MAA approved by the regulatory authorities in the respective country of the TERRITORY, (ii) all specifications agreed upon by the parties and attached as Exhibit G hereto and (iii) all Manufacturing Standards, as defined in Section
13.2.5 (collectively, the "Specifications and Manufacturing Standards"). VIVUS shall only release PRODUCT for shipment to ASTRA which comply with the Specifications and Manufacturing Standards. ASTRA shall, promptly upon receipt of each shipment perform customary inspection. Any claim regarding the failure of such shipment to conform to the Specifications and Manufacturing Standards shall be submitted to VIVUS upon discovery. In the event that ASTRA and VIVUS agree (or three is an independent finding) that any quantity of PRODUCT fails to comply with such Specifications and Manufacturing Standards, VIVUS shall, at VIVUS' own cost (including freight and insurance) deliver replacement quantities of such PRODUCT to ASTRA as soon as possible. The parties shall at an appropriate time before commencement of deliveries of PRODUCT to ASTRA conclude a separate agreement in a format suitable for submittance to the regulatory authorities in all countries of the TERRITORY, recording the agreed-upon Specifications and Manufacturing Standards and measures to assure compliance with GMP regulations regarding production, storage, transportation and release of PRODUCT.

                  13.2.4 Quality of Starting Materials and Packing Materials. All starting materials and packaging materials used in the manufacture of each PRODUCT shall comply with the applicable Specifications and Manufacturing Standards.

                  13.2.5 Good Manufacturing GMP Standards/Regulatory Standards. All manufacturing and quality control operations utilized by VIVUS in the manufacture of PRODUCT shall be carried out according to the procedures and requirements set forth in the then-current version of the VIVUS Plant Master File with respect to such PRODUCT, and (as to each PRODUCT) in accordance with all applicable U.S. rules governing medical products and or devices in the Good

Manufacturing Practice for Medical Products and/or devices and regulations issued by the health regulatory authorities in the countries of the TERRITORY for which such PRODUCT is to be sold as in effect at the time and the applicable standards in effect at the time (collectively, the "Manufacturing Standards").

                  13.2.6 Documentation. VIVUS shall keep and maintain for the approved shelf life of a PRODUCT plus two (2) years (i) reference samples and quality control records for each batch of starting materials and packaging material used in the manufacture of the PRODUCT and (ii) manufacturing and quality control records for each batch of the PRODUCT. Each shipment of PRODUCT shall be accompanied by the following written documentation: (i) the date of manufacture, (ii) delivered amount of PRODUCT units, (iii) a certificate of analysis setting forth the results of tests performed by VIVUS as reasonably required by ASTRA in accordance with the Specifications and Manufacturing Standards.

                  13.2.7 ASTRA Right of Inspection. VIVUS shall, upon written request of ASTRA, permit ASTRA's authorized representative to inspect (and if reasonably necessary to copy) the following: (i) all manufacturing and quality control records for all manufacture of the PRODUCT and (ii) quality control records of all starting materials used in the manufacture of a PRODUCT.

                  13.2.8 Quality Audit. ASTRA shall be entitled during normal working hours and upon reasonable prior notice to VIVUS to inspect all VIVUS facilities utilized for the manufacture, storage or quality control of the starting materials or PRODUCT or such facilities of any third party manufacturer or quality control operations engaged by VIVUS. VIVUS shall promptly inform ASTRA in writing of the results of any inspection by relevant authorities of manufacturing or quality control facilities of VIVUS or of any third party manufacturer.

         13.3 Indemnification by ASTRA. ASTRA shall defend, indemnify and hold harmless VIVUS, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical injury or death or otherwise arising out of the administration, utilization and/or ingestion of PRODUCT or manufactured, sold or otherwise provided to the injured party by ASTRA (or its AFFILIATE or permitted subdistributor or contractor); or otherwise with respect to PRODUCT supplied to, or sold or distributed by, ASTRA (or its AFFILIATE or permitted subdistributor or contractor), provided:

                  13.3.1 ASTRA shall not be obligated under this Section if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of (a) the gross negligence or willful misconduct of any employee or agent of VIVUS or (b) the supply by VIVUS of PRODUCT that fails to meet applicable Specifications;

                  13.3.2 ASTRA shall have no obligation under this Section unless VIVUS (i) gives ASTRA prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) ASTRA is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) VIVUS cooperates fully with ASTRA and its agents in defense of the claims or lawsuit or other action; and

                  13.3.3 VIVUS shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that ASTRA shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which VIVUS seeks indemnification under this Section.

         13.4 Indemnification by VIVUS. VIVUS shall defend, indemnify and hold harmless ASTRA, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action by a THIRD PARTY against any of them alleging physical injury or death or otherwise arising out of (a) the administration, utilization and/or ingestion of PRODUCT, sold or otherwise provided to the injured party by VIVUS (or its permitted subdistributor or contractor) outside the TERRITORY or (b) the supply by VIVUS of PRODUCT that fails to meet applicable Specifications and Manufacturing Standards, provided:

                  13.4.1 VIVUS shall not be obligated under this Section if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the gross negligence or willful misconduct of any employee or agent of ASTRA;

                  13.4.2 VIVUS shall have no obligation under this Section unless ASTRA (i) gives VIVUS prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) VIVUS is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) ASTRA cooperates fully with VIVUS and its agents in defense of the claims or lawsuit or other action; and

                  13.4.3 ASTRA shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that VIVUS shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which ASTRA seeks indemnification under this Section.

14.      GENERAL PROVISIONS

         14.1 Force Majeure. If the performance of any part of this AGREEMENT by either party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such party, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

         14.2 Governing Law and Arbitration. This AGREEMENT shall be governed by the laws of the State of New York without reference to conflict of law principles. Except as provided in Section 11.2 above, in the event of any dispute under this AGREEMENT, whether as to validity, construction, enforceability or performance of this AGREEMENT or any of its provisions or otherwise, both parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree, such dispute shall be settled by arbitration as follows: Either party may by notice in writing to the other require any issue in dispute to be submitted to arbitration in accordance with this Section 14.2. Such notice shall contain a statement of the arbitrable issue forming the basis of the dispute and the position of the moving party as to the proper resolution of that issue. Within thirty (30) days after receipt of such notice, the responding party shall submit to the moving party a statement of its conception of the arbitrable issue in question and of its position as to the proper resolution of that issue. Within forty-five (45) days of the responding party's response, each party shall appoint an arbitrator and give the other party written notice thereof. In the event a party shall fail to appoint an arbitrator and provide written notice thereof to the other party within such forty-five (45) day period, an arbitrator shall be appointed for such party by the American Arbitration Association in New York, as promptly as practicable after request by the other party. Thereafter, the two
(2) appointed arbitrators shall select a third arbitrator within thirty (30) days after receipt of a list of proposed arbitrators having expertise in the pharmaceutical industry proposed by the American Arbitration Association. If the two (2) arbitrators designated by the parties are unable to agreed on the third arbitrator within thirty (30) days, then either party with notice to the other party, may call for such appointment by the American Arbitration Association of the third arbitrator. Regardless of the manner of his or her selection, the third arbitrator shall be one who is qualified by knowledge and experience in the pharmaceutical field. Each arbitrator shall agree prior to his or her appointment to hear the dispute promptly and render a decision as soon as practicable thereafter. The arbitration shall be conducted in English in New York, in accordance with the commercial arbitration rules or successor rules then obtaining of the American Arbitration Association to the extent not inconsistent with this Article 14.2. The arbitrators shall not amend this AGREEMENT, but shall seek to fashion a remedy consistent with the parties' intentions set forth in Section 10.6 hereof. The agreement of two (2) of the three (3) arbitrators shall be sufficient to render a decision. The decision of the panel shall be final and binding upon the parties and enforcement thereof may be obtained in any court of competent jurisdiction. The arbitrators may award costs and expenses, including reasonable attorneys' fees, to the successful party, as the arbitrators deem appropriate.

         14.3 Waiver of Breach. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

         14.4 Separability. In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect and the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

         14.5 Entire Agreement. This AGREEMENT, entered into as of the date written above, and the information delivered by each party to the other pursuant to Section 13.1.5 for the purposes described therein constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this

AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

         14.6 Notices. Any notice required or permitted under this AGREEMENT shall be sent by air mail, postage pre-paid, to the following addresses of the parties:

                  ASTRA
                  Astra AB
                  S-151 85 Sodertalje
                  Sweden
                  Attn:  Legal Department

                  VIVUS
                  VIVUS International Limited
                  c/o VIVUS, Inc.
                  545 Middlefield Road, Suite 200
                  Menlo Park, California 94025
                  Attention:  President

                  copies to:

                  Wilson, Sonsini, Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, California 94304
                  Attention:  Kenneth A. Clark

         Any notice required or permitted to be given concerning this AGREEMENT shall be effective upon receipt by the party to whom it is addressed or within seven (7) days of dispatch whichever is earlier.

         14.7 Assignment. This AGREEMENT and the distribution right and licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties provided, however, neither this AGREEMENT nor any interest hereunder shall be assignable by either party without the written consent of the other except that either party may assign this AGREEMENT and its rights and obligations hereunder to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party; provided that the entity to whom this AGREEMENT is assigned agrees to be bound by its terms.

         14.8 No Partnership or Joint Venture. This AGREEMENT shall not be deemed to establish a joint venture or partnership between ASTRA and VIVUS.

         14.9 Third Party Rights. The obligations of VIVUS and the rights of ASTRA under this AGREEMENT shall be subject to and limited by any agreements pursuant to which VIVUS acquired rights to PATENTS from a third party.

         14.10 Execution in Counterparts. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ASTRA A.B. (publ)

BY:  /s/  Hakan Mogren

TITLE: President & Chief Executive Officer

VIVUS INTERNATIONAL LIMITED

BY: /s/  Leland F. Wilson

TITLE: President

                             GUARANTY OF PERFORMANCE

     In order to induce ASTRA to enter into the foregoing AGREEMENT, VIVUS, INC. (the "GUARANTOR"), a corporation organized under the laws of the State of California and having a principal place of business at 545 Middlefield Road, Suite 200, Menlo Park, California 94025, and being the sole shareholder of VIVUS, hereby irrevocably and conditionally guaranties any and all obligations (including, without limitation, payment obligations) of VIVUS to ASTRA, whether or not existing or hereinafter arising pursuant to the foregoing AGREEMENT (including, without limitation all agreements, grants, undertakings, licenses and sublicenses now or hereafter entered into pursuant to the AGREEMENT (collectively the "VIVUS UNDERTAKINGS") or as such VIVUS UNDERTAKINGS may be hereinafter amended or modified (with or without notice to or assent of Guarantor).

     Guarantor further agrees that the VIVUS UNDERTAKINGS may be extended, renewed, modified, amended or compromised in any way, with or without notice or consent of GUARANTOR.

     Notice of acceptance of the Guaranty and of the incurring of any obligation or any default of the VIVUS UNDERTAKINGS, as well as demand and protest with respect to such VIVUS UNDERTAKINGS, are hereby waived by GUARANTOR.

     This Guaranty shall be an irrevocable, continuing, absolute and unconditional guaranty of payment and performance by VIVUS pursuant to the VIVUS UNDERTAKINGS.

     Guarantor represents, covenants and warrants to ASTRA as follows, upon which ASTRA relies in acceptance of this Guaranty: that (i) GUARANTOR is the sole shareholder of all of issued and outstanding capital stock of VIVUS, (ii) GUARANTOR will benefit from the AGREEMENT between VIVUS and ASTRA, (iii) GUARANTOR has received good and valuable consideration for its execution, delivery and performance of this Guaranty, and (iv) GUARANTOR has executed and delivered this Guaranty to ASTRA.

     Notice to GUARANTOR shall be given pursuant to the provisions of Section
14.6 of the AGREEMENT.

     This Guaranty shall be governed by and construed in accordance with the laws of the State of New York and shall take effect as an instrument under seal. If after it has been conclusively determined that VIVUS has failed to perform under this AGREEMENT, an action to enforce this Guaranty is undertaken, the party prevailing in such enforcement action shall be entitled to recover its reasonable out-of-pocket expenses (including fees of outside counsel) with respect to such action.

     In the event of any dispute under this Guaranty, whether as to validity, construction, enforceability or performance of this Guaranty or any of its provisions or otherwise, such dispute shall be settled in accordance with
Section 14.2 above, which is incorporated herein by reference, substituting "VIVUS INC." for "VIVUS" in such section for purposes of this Guaranty.

     IN WITNESS WHEREOF, the foregoing Guaranty has been executed under seal as of this 29th day of May, 1996.

                                                VIVUS, INC.

                                             By: /s/ Leland F. Wilson
                                                 Leland Wilson
                                                 Its President
                                                 hereunto duly authorized

                                   EXHIBIT A

                                    PATENTS

- --------------------------------------------------------------------------------------------------------------
                                                                                    Expiration
Inventor       Country              Pat. No.         Title of Patent                   Date          Comments
- --------       -------              --------         ---------------                ----------       --------
- --------------------------------------------------------------------------------------------------------------
Voss et        United States        4,801,587        Impotence Ointment              1/31/2007         [*]
al.
- --------------------------------------------------------------------------------------------------------------
"              Canada               1,320,442        "                               2/17/2008         [*]
- --------------------------------------------------------------------------------------------------------------
Place et       United States        5,242,391        Urethral Insert for             9/7/2010          [*]
al.                                                  Treatment of Erectile
                                                     Dysfunction
- --------------------------------------------------------------------------------------------------------------
"              United States        5,474,535        Dosage and Inserter for         12/12/2012        [*]
                                                     Treatment of Erectile
                                                     Dysfunction
- --------------------------------------------------------------------------------------------------------------
"              Australia            655420           Treatment of Erectile           4/22/2011         [*]
                                                     Dysfunction
- --------------------------------------------------------------------------------------------------------------
Place et       South Africa         91/2984          Treatment of Erectile           4/22/2011         [*]
al.                                                  Dysfunction
- --------------------------------------------------------------------------------------------------------------
Place          United States        USPN             Process for Diagnosing          1/09/2013
                                    5,482,039        Erectile Dysfunction
                                                     and Related Methods
                                                     of Treatment.
- --------------------------------------------------------------------------------------------------------------
Kock et        Europe                                Composition for the             9/1/2009          [*]
al.            Austria              0432199          Treatment of Erectile
               Belgium              0432199          Dysfunction
               France               "
               Germany              68907909
               Great Britain        0432198
               Greece               3008867
               Italy                0432199
               Luxembourg           "
               Netherlands          "
               Spain                0357581
               Sweden               0432199
- --------------------------------------------------------------------------------------------------------------
"              Australia            638414           Composition for the             9/1/2009          [*]
                                                     Treatment of Erectile
                                                     Dysfunction
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
Inventor       Country              Pat. No.         Title of Patent                 Expiration     Comments
- --------       -------              --------         ---------------                 ----------     --------
                                                                                       Date
                                                                                       ----
- --------------------------------------------------------------------------------------------------------------
"              Canada               1,335,346        A New Method of                 4/25/2012         [*]
                                                     Treating Erectile
                                                     Dysfunction
- --------------------------------------------------------------------------------------------------------------
Kock et        Ireland              62587            A New Method of                 8/31/2009         [*]
al.                                                  Treating Erectile
                                                     Dysfunction
- --------------------------------------------------------------------------------------------------------------
"              New Zealand          230400           "                               8/22/2005
- --------------------------------------------------------------------------------------------------------------
"              South Africa         89/6681          "                               8/31/2009
- --------------------------------------------------------------------------------------------------------------

                               PATENT APPLICATIONS

                                       [*]

                                    EXHIBIT B

                            CENTRAL AND SOUTH AMERICA

Belize
Guatemala
Honduras
El Salvador
Nicaragua
Costa Rica
Panama
Ecuador
Columbia
Peru
Venezuela
Brazil
Bolivia
Chile
Argentina
Uruguay
Paraguay
Guyana
Suriname
French Guiana

                                    EXHIBIT C

                                       [*]

                                    EXHIBIT D

                                       [*]

                                    EXHIBIT E

                                       [*]

                                    EXHIBIT F

                               LICENSE AGREEMENTS

1. Assignment Agreement between VIVUS, Inc. and ALZA Corporation dated December 31, 1993

2. Assignment between Ortho Pharmaceutical Corporation ("Ortho") and VIVUS, Inc. dated June 9, 1992 (assigning to VIVUS Ortho's rights under three license agreements between Ortho and:

              (a)      Amsu Ltd.  dated June 23, 1989
              (b)      Kjell Holmquist AB dated June 26, 1989
              (c)      Gene A. Voss and Allen C. Eichler dated January 4, 1991)

3. License Agreement between VIVUS, Inc. and Gene A. Voss and Allen C. Eichler, dated December 28, 1992 (amending and restating VIVUS' rights under the license agreement between Ortho and Voss and Eichler assigned to VIVUS from Ortho)

4. Amendment between VIVUS, Inc. and AMSU, LTD. dated April 22, 1992 (amending the license agreement between Ortho and Amsu assigned to VIVUS from Ortho)

5. Amendment between VIVUS, Inc. and AMSU, LTD. dated July 3, 1992 (amending the license agreement between Ortho and Amsu assigned to VIVUS from Ortho)

6. Amendment between VIVUS, Inc. and Kjell Holmquist AB dated April 22, 1992 (amending the license agreement between Ortho and Amsu assigned to VIVUS from Ortho)

7. Amendment between VIVUS, Inc. and Kjell Holmquist AB dated July 3, 1992 (amending the license agreement between Ortho and Amsu assigned to VIVUS from Ortho)

                                    EXHIBIT G

                                 SPECIFICATIONS

The following release specifications are subject to regulatory review and approval in the TERRITORY. They will be modified as required by regulatory authorities, and all product delivered to ASTRA must comply with such modified specifications. Release Specifications

[*]